Capital City Bank Group, Inc. Chooses not to Participate in the Capital Purchase Program

TALLAHASSEE, Fla.–November 13, 2008–Capital City Bank Group, Inc. (NASDAQ:CCBG) announced today that it will not apply to the U.S. Department of Treasury to participate in the Capital Purchase Program.

"In conjunction with outside advisors, our senior management team and our Board of Directors have been analyzing the Capital Purchase Program since it was first announced.  After thoughtful and careful consideration, our Board of Directors has determined it is not in the best interests of our shareowners to participate,” said William G. Smith, Chairman, President and Chief Executive Officer.

Although the Company has decided to not participate in the Capital Purchase Program, the Company has not made any decision on whether to participate in other elements of the federal government’s Troubled Asset Relief Program, when and if these other elements are offered by the Treasury Department.

“We believe Capital City is a strong, well capitalized financial institution with a total risk-based capital ratio of 14.76% at the end of the third quarter.  Our conservative culture and risk management practices through the years have enabled us to accumulate sufficient capital to manage through difficult economic times such as the ones we are currently experiencing.  Further, we believe our current capital position, coupled with future earnings, should enable us to continue to grow our business and take advantage of strategic expansion opportunities as they arise.

“While we wholeheartedly support the Treasury Department’s decisive action to help alleviate the turmoil in the financial markets, our Board ultimately believed that specific to Capital City, the costs and other restrictions associated with participating in the Capital Purchase Program outweighed the potential benefits,” added Smith.

About Capital City Bank Group, Inc.

Capital City Bank Group, Inc. (NASDAQ: CCBG) is one of the largest publicly traded financial services companies headquartered in Florida and has approximately $2.5 billion in assets. The Company provides a full range of banking services, including traditional deposit and credit services, asset management, trust, mortgage banking, merchant services, bankcards, data processing and securities brokerage services.  The Company's bank subsidiary, Capital City Bank, was founded in 1895 and now has 68 banking offices, one mortgage lending office, and 80 ATMs in Florida, Georgia and Alabama.  Since 2005, the Company has been named as a Dividend Achiever by Mergent, Inc., a leading provider of information on publicly traded companies.  To be named a Dividend Achiever, a public company must have increased its regular cash dividends for at least 10 consecutive years.  For more information about Capital City Bank Group, Inc., visit www.ccbg.com.

FORWARD-LOOKING STATEMENTS

Forward-looking statements in this Press Release are based on current plans and expectations that are subject to uncertainties and risks, which could cause the Company’s future results to differ materially.  The following factors, among others, could cause the Company’s actual results to differ: the frequency and magnitude of foreclosure of the Company’s loans; the effects of the Company’s lack of a diversified loan portfolio, including the risks of geographic and industry concentrations; the accuracy of the Company’s financial statement estimates and assumptions, including the estimate for the Company’s loan loss provision; the Company’s ability to integrate acquisitions; the strength of the U.S. economy and the local economies where the Company conducts operations; harsh weather conditions; fluctuations in inflation, interest rates, or monetary policies; changes in the stock market and other capital and real estate markets; legislative or regulatory changes; customer acceptance of third-party products and services; increased competition and its effect on pricing; technological changes; the effects of security breaches and computer viruses that may affect the Company’s computer systems; changes in consumer spending and savings habits; the Company’s growth and profitability; changes in accounting; and the Company’s ability to manage the risks involved in the foregoing.  Additional factors can be found in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, and the Company’s other filings with the SEC, which are available at the SEC’s internet site (http://www.sec.gov).  Forward-looking statements in this Press Release speak only as of the date of the Press Release, and the Company assumes no obligation to update forward-looking statements or the reasons why actual results could differ.

Contact:
J. Kimbrough Davis,
Executive Vice President and Chief Financial Officer
Office:  (850) 402-7820